Exhibit 10(k)(6)

EXECUTION COPY

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of October 25, 2002 (the “Agreement”), by and among ON Marine Services Company (formerly known as Oglebay Norton Company), a Delaware corporation (“ONMS”), Oglebay Norton Marine Services Company, L.L.C., a Delaware limited liability company (“LLC”, and together with ONMS, collectively, “Borrower”), and National City Bank, a national banking association (“Bank”).

WITNESSETH THAT:

WHEREAS, Bank and ONMS entered into a Credit Agreement, dated as of July 14, 1997, as amended by a First Amendment to Credit Agreement dated January 15, 1999, pursuant to which LLC became a borrower, a Second Amendment to Credit Agreement dated July 15, 1999, a Third Amendment to Credit Agreement dated July 12, 2000, a Fourth Amendment to Credit Agreement dated September 30, 2001 and a Fifth Amendment to Credit Agreement dated December 24, 2001 (together with all Exhibits and Schedules thereto, the “Credit Agreement”), under which Bank, subject to certain conditions, agreed to make a term loan to Borrower in the original principal amount of $17,000,000 in accordance with the terms thereof; and

WHEREAS, the parties desire to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Effect of Amendment; Definitions.

The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, from and after the date hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions as amended hereby. As used in the Credit Agreement, the terms “Credit Agreement”, “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof’, and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Agreement. Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement.

2. Amendments.

(A) Section 2.04 of the Credit Agreement is hereby amended by deleting the “Pricing Grid Table” and substituting in lieu thereof the following:

“PRICING GRID TABLE”

(expressed in basis points)

Leverage Ratio	Applicable Margin Eurodollar Loan	Applicable Margin for Prime Rate Loan
Greater than or equal to 5.00 to 1.00	400	150

Greater than or equal to 4.00 to 1.00 and less than 5.00 to 1.00	350	100

Greater than or equal to 3.00 to 1.00 and less than 4.00 to 1.00	300	50

Less than 3.00 to 1.00	275	0

(B) Subsection 3B of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“3B. GENERAL FINANCIAL STANDARDS - Borrower agrees that until the Subject Indebtedness shall have been paid in full, Borrower will cause Guarantor to observe each of the following:

(a)	the financial covenants contained in sections 5.7(a) through 5.7(f) of the Credit Agreement between Guarantor and KeyBank National Association dated May 15, 1998, as amended and restated as of April 3, 2000 and as subsequently amended as of June 30, 2001, November 9, 2001, December 24, 2001 and October 15, 2002 (the “KeyBank Credit Agreement”), as such financial covenants exist on October 25, 2002, a copy of such financial covenants and the definitions of the terms referenced therein being attached hereto as Exhibit A and incorporated herein by reference as if set forth herein in their entirety; and

(b)	Guarantor and its Subsidiaries shall not make Consolidated Capital Expenditures in an aggregate amount exceeding Twenty-Seven Million Five Hundred Thousand ($27,500,000) in any fiscal year of Guarantor.”

(c)	Section 3D.02 of the Credit Agreement is hereby amended by (x) deleting the word “or” at the end of subsection (vi), (y) deleting the period at the end of subsection (vii), and (z) inserting the following subsections (viii) and (ix) at the end thereof:

“(viii)	Borrower becoming a Guarantor under each of the KeyBank Credit Agreement and KeyBank Loan

Agreement and entering into a Guaranty in connection with the KeyBank Credit Agreement and KeyBank Loan Agreement, or

Borrower becoming a Guarantor under the Senior Secured Fund Notes and entering into a Guaranty in connection with the 2002 Senior Secured Fund Notes.”

(d)	Section 3D.03 of the Credit Agreement is hereby amended by (x) deleting the word “or” at the end of subsection (iv), (y) deleting the period at the end of subsection (v), and (z) inserting the following subsections (vi) and (vii) at the end thereof:

“(vi)	the indebtedness incurred under or in connection with the KeyBank Credit Agreement and the KeyBank Loan Agreement, or

(vii) the indebtedness incurred under or in connection with the 2002 Senior Secured Fund Notes.”

(e)	Section 3D.04 of the Credit Agreement is hereby amended by (x) deleting the word “or” at the end of subsection (ix), (y) deleting subsection (x), and (z) inserting the following subsections (x) and (xi) at the end thereof:

“(x)	any mortgage, security interest or other liens on the Borrower’s property securing the Borrower’s obligations under the KeyBank Credit Agreement and the KeyBank Loan Agreement, including a Second Preferred Fleet Mortgage in favor of KeyBank National Association as security for Borrower’s obligations under the KeyBank Credit Agreement, or

(xi)	any mortgage, security interest or other liens on the Borrower’s property (other than the “Wolverine” and “David Z. Norton” vessels) securing the Borrower’s obligations under the 2002 Senior Secured Fund Notes; provided, that, notwithstanding the foregoing, the Borrower will not suffer or permit the “Wolverine” and “David Z. Norton” vessels to be encumbered by any mortgage, security interest or other liens except for the liens under the First Preferred Fleet Mortgage and the Second Preferred Fleet Mortgage.”

(f)	Section 5B.01 of the Credit Agreement is hereby amended by deleting the same and substituting in lieu thereof the following:

“5B.01 OPTIONAL DEFAULTS - If any Event of Default referred to in subsection 5A.01 through 5A.04 and subsection 5A.06, both inclusive, shall occur and be continuing, Bank shall have the right in its discretion, by giving written notice to Borrower, to accelerate the maturity of all of Borrower’s Debt to Bank (other than Debt, if any, already due and payable), and all such Debt shall thereupon become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.”

Section 9 of the Credit Agreement is hereby amended by inserting the following definitions in alphabetical order:

“KeyBank Credit Agreement” shall have the meaning set forth in Section 3(B)(a).

“Key Bank Loan Agreement” shall mean that certain Loan Agreement dated April 3, 2000 between Guarantor and KeyBank National Association and as amended June 30, 2001, November 9, 2001, December 24, 2001 and October 25, 2002.

“Note Purchase Agreement” shall mean that certain Senior Secured Note Purchase Agreement, dated as of October ;1,5 2002, among Guarantor, the guarantors listed therein, The 1818 Mezzanine Fund II, L.P. and the other Purchasers signatories thereto, as amended, supplemented and otherwise modified from time to time.

“2002 Senior Secured Fund Notes” shall mean those certain Senior Secured Notes of Guarantor in the original principal amount of $75,000,000 with a coupon of 18% per annum, of which 13% per annum is payable in cash and 5% per annum is payable, at the option of the Guarantor, in cash or in-kind and having a maturity date of October 25, 2008, issued by Guarantor pursuant to the Note Purchase Agreement.”

(h) The Supplemental Schedule to the Credit Agreement is amended by deleting the same and replacing such schedule with a new Supplemental Schedule as attached hereto and such revised Supplemental Schedule shall be incorporated into the Credit Agreement as if fully written therein.

3. Representations and Warranties.

(A) Each Borrower hereby represents and warrants to Banks that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Agreement has been executed and delivered by a duly authorized officer of each Borrower and constitutes the legal, valid and binding obligation of each Borrower, enforceable against each Borrower in accordance with its terms.

(B) The execution, delivery and performance by each Borrower of this Agreement and its performance of the Credit Agreement has been authorized by all requisite corporate action and will not (1) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation, the Code of Regulations or any other instrument of corporate governance of such Borrower, or (c) any provision of any indenture, agreement or other instrument to which such Borrower is a party, or by which such Borrower or any of its properties or assets is or may be bound; (2) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (1)(c) above; or (3) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

4. Conditions Precedent.

This Agreement shall become effective as of the date on which each of the following conditions precedent have been satisfied (the “Effective Date”):

(A) Borrower shall have caused Guarantor to execute and deliver to Bank a certificate confirming its obligations under the Guaranty (as defined in the Credit Agreement) in the form attached hereto as Exhibit B (the “Confirmation”);

(B) Guarantor shall have (i) successfully issued its 2002 Senior Secured Fund Notes and received net proceeds ($75,000,000, net of selling expenses, including without limitation, any reasonable broker’s fees or commissions, and other costs directly related to such sales) from such issuance, (ii) used, immediately upon receipt by Guarantor of the funds, not less than $57,000,000 to repay the Revolving Credit Loans (as defined under the KeyBank Credit Agreement) and (iii) immediately thereafter shall permanently reduce by $60,000,000 the Revolving Credit Commitment (as defined under the KeyBank Credit Agreement).

(C) There shall have occurred no change in the business, property, prospects, condition (financial or otherwise) or results of operations of the Borrower and the Subsidiaries which could reasonably be expected to result in a Material Adverse Effect; and

(D) Borrower will cause Oglebay Norton Marine Management Company, L.L.C., a Delaware limited liability company, to execute a guaranty of Borrower’s payment obligations under the Credit Agreement in favor of the Bank in form substantially similar to the existing Guaranty within fifteen (15) days of the date hereof.

(E) Borrower shall have delivered or caused to be delivered such other documents as Bank may reasonably request.

5. Waiver. Subject to the conditions set forth in Section 4 of this Amendment, the Bank hereby waives Borrower’s failure to cause Guarantor to comply with the financial covenants set forth in Section 5.7(b) (Senior Secured Debt Ratio) of Exhibit A of the Credit Agreement, which was referred to in subsection 3B of the Credit Agreement, during the period from July 1, 2002 through and including September 30, 2002; provided, however, that (i) in all other respects Borrower shall be and remain in full compliance with the Credit Agreement and (ii) the foregoing waiver shall not extend to or prejudice any rights of the Bank in respect of any other breach, if any, by Borrower of any other provisions of the Credit Agreement. Such waiver shall apply only to the Guarantor’s compliance with such financial covenants during the period set forth in the immediately preceding sentence and not to any other date or period and not to any other covenants and agreements contained in the Credit Agreement or the other Related Writings.

6. Miscellaneous.

(A) This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws. Borrower, on a joint and several basis, agrees to pay to Bank at the time this Agreement is executed and delivered by Bank an amendment fee in an aggregate amount equal to $100,000 immediately after this Agreement is executed and delivered by Bank, and to pay on demand all reasonable costs and expenses of Bank, including reasonable attorneys’ fees and expenses, in connection with the preparation, execution and delivery of this Agreement.

(B) Each Borrower acknowledges and agrees that, as of the date hereof, all of such Borrower’s outstanding loan obligations to Bank under the Credit Agreement and the Related Writings are owed without any offset, deduction, defense or counterclaim of any nature whatsoever, and such Borrower hereby waives any such offset, deduction, defense and counterclaim of any nature whatsoever with respect thereto.

(C) This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ON MARINE SERVICES COMPANY

/s/ Julie A. Boland
By:	Julie A. Boland
Title:	Vice President

OGLEBAY NORTON MARINE SERVICES COMPANY, L.L.C., by its Member ON Marine Services Company

/s/ R. F. Walk
By:	R. F. Walk
Title:	Manager

NATIONAL CITY BANK

/s/ Janice E. Focke
By:	Janice E. Focke
Title:	Senior Vice President